Exhibit 10.30

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXECUTION COPY

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is made and entered into as of December 26, 2014 (the “Execution Date”) by and between CanBas Co., Ltd, a Japanese corporation, having its principal place of business at 2-2-1 Otemachi, Numazu City, Shizuoka 410-0801 Japan (“CanBas”), and Stemline Therapeutics, Inc., a Delaware corporation, having a place of business at 750 Lexington Avenue, 11th Floor New York, NY 10022, USA (“Licensee”). CanBas and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CanBas and its Affiliates Control (as defined below) certain intellectual property with respect to the Licensed Compound (as defined below) and the Licensed Product (as defined below); and

WHEREAS, CanBas desires to grant certain licenses to Licensee, and Licensee desires to obtain those licenses, to develop and commercialize the Licensed Compound and Licensed Product (as defined below) in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms and their correlatives shall have the following meanings:

1.1                               “Adverse Drug Experience” shall have the meaning set forth in Section 9.1.

1.2                               “Affiliate” shall mean, with respect to a Party (or Sublicensee, as applicable), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party (or Sublicensee, as applicable). For purposes of this definition “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity), provided that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.3                               “Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.4                               “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, which may be in effect from time to time.

1.5                               “Breaching Party” shall have the meaning set forth in Section 14.2.

1.6                               “Business Day” shall mean a day other than a Saturday or Sunday on which banking institutions in both Tokyo, Japan and New York, NY are open for business.

1.7                               “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.8                               “Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.9                               “CanBas” shall have the meaning set forth in the preamble to this Agreement, and shall include its successors and permitted assigns.

1.10                        “CanBas Distributor” shall mean a Person, other than a CanBas Licensee or an Affiliate of CanBas, in one or more countries outside the Territory that (a) purchases the Licensed Product from CanBas, an Affiliate of CanBas or a CanBas Licensee for such country(ies), (b) assumes responsibility  from  CanBas, an  Affiliate of CanBas or  a  CanBas Licensee, as applicable, for all or a portion of the Commercialization of the Licensed Product in such country(ies) and (c) sells Licensed Product in such country(ies).

1.11                        “CanBas Know-How” shall mean all Information that is Controlled by CanBas or any of its Affiliates as of the Effective Date or during the term of this Agreement that (a) is not generally known and (b) is reasonably necessary or useful for the Exploitation of the Licensed Compound or the Licensed Product (including in each case Improvements thereto), but excluding any Information to the extent claimed by CanBas Patents.

1.12                        “CanBas Licensee” shall mean any Person, other than Licensee, its Affiliates or Affiliates of CanBas, that is granted a license by CanBas, an Affiliate of CanBas or another CanBas Licensee under any CanBas Patents, CanBas Know-How or any Regulatory Documentation controlled by CanBas or any Affiliates of CanBas, in each case to Exploit the Licensed Compound or the Licensed Product in the Field outside the Territory. For clarity, any CanBas Distributor that is granted such a license limited to the activities contemplated under the definition of CanBas Distributor in Section 1.10 shall not be deemed a CanBas Licensee by virtue of such grant.

1.13                        “CanBas Patents” shall mean all of the Patents that CanBas or any of its Affiliates Controls, as of the Effective Date or during the term of this Agreement, that claim technology that is reasonably necessary or useful for the Exploitation of the Licensed Compound or the Licensed Product (including in each case Improvements thereto) including those that claim the Licensed Compound or the Licensed Product or the Development or Commercialization thereof. For the avoidance of doubt, the CanBas Patents include, as of the Effective Date, the Patents set forth on Exhibit A.

1.14                        “CanBas Trademarks” shall mean all Trademarks and Trademark applications for the Licensed Compound or the Licensed Product that CanBas or any of its  Affiliates Controls, as of the Effective Date or during the term of this Agreement in the Territory. The CanBas Trademarks are set forth on Exhibit A. For avoidance of doubt, the CanBas Trademarks shall not include the word “CanBas” or any of its variations or any successor name for CanBas.

1.15                        “Clinical Data” shall mean all information with respect to the Licensed Compound or the Licensed Product made, collected or otherwise generated under or in connection with the Clinical Studies or the Post Approval Studies for the Licensed Compound or the Licensed Product, including any data, reports and results with respect to any of the foregoing.

1.16                        “Clinical Studies” shall mean Phase I, Phase II, and Phase III trials, and such other tests and studies in patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals, but excluding Post Approval Studies.

1.17                        “Combination Product” shall mean a Licensed Product that contains the Licensed Compound as an active ingredient together with one or more other active ingredients that are sold either as a fixed dose or as separate doses in a single package. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7) in the United States (or its international counterparts).

1.18                        “Commercialization” shall mean any and all activities (whether conducted before or after Regulatory Approval) directed to the marketing, detailing and promotion of the Licensed Product after Regulatory Approval has been obtained, and shall include pre-launch and post-launch marketing, promoting, detailing, marketing research, distributing, and commercially selling the Licensed Product, importing, exporting or transporting the Licensed Product for commercial sale and regulatory affairs with respect to the foregoing, but shall not include Post Approval Studies or Manufacturing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.19                        “Commercially Reasonable Efforts” shall mean, with respect to the Development or Commercialization of the Licensed Compound or the Licensed Product, that level of efforts and resources commonly dedicated in the biotechnology industry by a company that is similarly situated to Licensee and its Affiliates (taken as a whole) developing and commercializing a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

1.20                        “Committee” shall have the meaning set forth in Section 2.1.5.

1.21                        “Complaining Party” shall have the meaning set forth in Section 14.2.

1.22                        “Confidential Information” shall have the meaning set forth in Section 11.1.

1.23                        “Control” shall mean, with respect to any item of Information, Regulatory Documentation, Patent  or Intellectual  Property  Right, possession by  a Person  of  the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in ARTICLE VI), to assign or grant a license, sublicense or other right to or under, or grant access to, such Information, Regulatory Documentation, Patent or Intellectual Property Right, to another Person as provided for herein without violating the terms of any written agreement or other binding arrangement with any Third Party at the time such assignment or grant is first required hereunder. For clarity and without limitation, it is understood and agreed that, pursuant to such Third Party agreements or arrangements, any of the foregoing may be partially and not fully “Controlled” for purposes of the licenses and other rights granted herein (e.g., CanBas may only have a covenant not to sue or other non-exclusive right or license to a Patent or Information, or may not have all the rights specified in the prosecution and enforcement provisions set forth in ARTICLE VIII for any Patent), in which case the item in question shall be licensed or otherwise made available, as applicable, to such other Person hereunder to the extent and only to the extent permitted by such Third Party agreements and arrangements.

1.24                        “Corporate Names” shall mean such Trademarks, including the CanBas Trademarks and the Stemline Trademarks, and corporate names and logos Controlled by either CanBas or Licensee as either Party may designate in writing from time to time together with any variations and derivatives thereof.

1.25                        “Data Exchange Agreement” shall have the meaning set forth in Section 9.2.

1.26                        “Development” shall mean any and all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies and Post Approval Studies, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, in each case with respect to the Licensed Compound or the Licensed Product. When used as a verb, “Develop” shall mean to engage in Development.

1.27                        “Joint Development Committee” shall have the meaning set forth in Section 2.1.5(i).

1.28                        “Joint Marketing Committee” shall have the meaning set forth in Section 2.1.5(ii).

1.29                        “Dispute” shall have the meaning set forth in Section 15.6.

1.30                        “Distributor” shall mean a Person, other than Licensee, a Sublicensee, or an Affiliate of either Licensee or a Sublicensee, in one or more countries in the Territory that (a) purchases the Licensed Product from the Licensee, its Affiliates or Sublicensees for such country(ies), (b) assumes responsibility for all or a portion of the Commercialization of the

Licensed Product in such country(ies) and (c) sells Licensed Product in such country(ies).

1.31                        “Drug Approval Application” shall mean a Biological License Application or New Drug Application as defined in the FFDCA and the regulations promulgated thereunder, or any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.32                        “Drug Master File” shall mean any drug master files filed with the FDA or equivalent regulatory body with respect to the Licensed Compound or Licensed Product and any equivalent filing in other countries or regulatory jurisdictions.

1.33                        “Effective Date” shall have the meaning set forth in Section 14.1.

1.34                        “EMA” shall mean the European Medicines Agency and any successor agency thereto.

1.35                        “European Union” shall mean the organization of member states as it may be constituted from time to time, which, as of the date hereof, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and a portion of Cyprus.

1.36                        “Execution Date” shall have the meaning set forth in the preamble to this Agreement.

1.37                        “Exploit” shall mean to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, hold or keep (whether for disposal or otherwise), export, transport, distribute, promote, market or otherwise dispose of, and cause or contract for other Persons to do the same.

1.38                        “Exploitation” shall mean the act of Exploiting a product or process.

1.39                        “Field” shall mean all pharmaceutical uses in humans.

1.40                        “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.41                        “FFDCA” shall mean the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.42                        “First Commercial Sale” shall mean the first sale for use or consumption by the general public of the Licensed Product in a country in the Territory after all required Regulatory Approvals for commercial sale of the Licensed Product have been obtained in such country.

1.43                        “Improvement” shall mean any modification to a compound, product or technology or any discovery, technology, device or process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology.

1.44                        “Indemnification Claim  Notice”  shall  have  the  meaning  set  forth  in Section 13.3.

1.45                        “IND” shall mean an investigational new drug application filed with the FDA for authorization to commence Clinical Studies or Post Approval Studies and its equivalent in other countries or regulatory jurisdictions.

1.46                        “Indemnified Party” shall have the meaning set forth in Section 13.3.

1.47                        “Information” shall mean all commercial, technical, scientific and other know- how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material (including all tangible biological or chemical materials), including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation.

1.48                        “Intellectual Property Rights” shall mean Trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights, trade secrets and any rights or property similar to any of the foregoing (other than Patents) in any part of the world whether registered or not registered together with the right to apply for the registration of any such rights.

1.49                        “Knowledge” shall mean the collective good faith understanding of each of the officers, directors, employees and consultants of a Party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information.

1.50                        “Licensed Compound” shall mean *, all analogues and derivatives thereof, and all Improvements to each of the foregoing.

1.51                        “Licensed Product” shall mean any formulation or dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale by prescription, over- the-counter or any other method that contains the Licensed Compound as an active ingredient (including Combination Products), and any Improvements thereto.

*Confidential material redacted and filed separately with the Commission.

1.52                        “Licensee” shall have the meaning set forth in the preamble to this Agreement, and shall include its successors and permitted assigns.

1.53                        “Losses” shall have the meaning set forth in Section 13.1.

1.54                        “MAA” shall mean Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.55                        “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Licensed Compound or the Licensed Product or any intermediate thereof, including chemistry manufacturing and controls processes, process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, release and stability testing, quality assurance and quality control.

1.56                        “NDA” shall mean a New Drug Application as defined in the FFDCA and the regulations promulgated thereunder.

1.57                        “Net Sales” means the total invoiced sales of product by Licensee, its Affiliates, and Sublicensees and their Affiliates, less the total of charges or expenses actually applied, both as determined in accordance with US Generally Accepted Accounting Principles, or GAAP. The following are charges and expenses allowable to be applied as an offset to the revenues derived by sales of product: *

With respect to a Licensed Product that is a Combination Product, “Net Sales” shall include that percentage of the Net Sales of such Combination Product (as determined in accordance with the

*Confidential material redacted and filed separately with the Commission.

foregoing paragraph) as Licensee may reasonably determine based on the wholesale acquisition costs of the Licensed Compound contained in a Licensed Product and the other active ingredient(s) in such Combination Product when sold separately, or other similar approach. In the case of any revision to Net Sales under this Agreement in connection with sales of a Combination Product, Licensee shall provide CanBas with a written statement of how such adjustment was calculated. Net Sales shall be determined from books and records maintained in accordance with U.S. GAAP, as consistently applied by Licensee with respect to sales of the Licensed Product.

Licensee’s or any of its Affiliates’ or Sublicensees’ transfer of Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless the Licensed Product is consumed by such Affiliate or Sublicensee in the course of its Commercialization (but not Development) activities. Licensee’s or any of its Affiliates’ or Sublicensees’ sales or transfers of Licensed Product to Distributors (including wholesalers), and any consideration of any kind received in connection with such sales or transfers (including royalties, commercial rebates or commissions) shall be included in the calculation of Net Sales. Net Sales shall be determined in accordance with the local generally accepted accounting principles.

1.58                        “Notice Period” shall have the meaning set forth in Section 14.2.

1.59                        “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement, and shall not include any Affiliates of CanBas or Licensee.

1.60                        “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority, directly or indirectly, from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the patent applications described in the foregoing clauses (a) and (b), and any foreign counterparts thereof, including utility models, petty patents, design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the patents or patent applications described in the foregoing clauses (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents, including any rights that give rise to Regulatory Exclusivity Periods.

1.61                        “Payments” shall have the meaning set forth in Section 7.7.

1.62                        “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.63                        “Phase I” shall mean a human clinical trial of the Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients or a similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.64                        “Phase II” shall mean a human clinical trial of the Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.65                        “Phase III” shall mean a human clinical trial of the Licensed Product designed to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of the Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise.

1.66                        “Post Approval Studies” shall mean studies conducted with a Licensed Product after the receipt of the first Regulatory Approval of such Licensed Product.

1.67                        “Product Labeling” shall mean, with respect to a country, (a) the full prescribing information for the Licensed Product approved by the relevant Regulatory Authority for such country, including any required patient information; and (b) all labels and other written, printed or graphic matter upon an container, wrapper or any package insert utilized with or for the Licensed Product.

1.68                        “Reference Date” shall mean the due date of each Reference Milestone as reasonably created or amended by Licensee pursuant to this Agreement and for the term of this Agreement as set forth in Exhibit E.

1.69                        “Reference Milestones” shall mean each development milestone as reasonably created or amended by Licensee pursuant to this Agreement and for the term of this Agreement as set forth in Exhibit E.

1.70                        “Regulatory Approval” shall mean, with respect to a country, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market the Licensed Product in such country, including, where applicable and as required, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

1.71                        “Regulatory Authority” shall mean any supra-national, federal, national, regional, state, provincial or local governmental regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compound or the Licensed Product, including the FDA and EMA.

1.72                        “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact  reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Compound or the Licensed Product, whether in draft or final form, and all data contained in any of the foregoing, including all INDs, Drug Approval Applications, regulatory drug lists, advertising and promotion documents, Manufacturing data, Drug Master Files, chemistry manufacturing and control data, Clinical Data, adverse event files and complaint files.

1.73                        “Regulatory Exclusivity Periods” shall mean, with respect to any country in the Territory, a period of exclusivity, granted or afforded by Applicable Law or by a Regulatory Authority in such country, which either confers exclusive marketing rights with respect to a product or prevents another party from using or otherwise relying on the data supporting the approval of a new Drug Approval Application for a product without the prior written authorization of the Drug Approval Application-holder for an already-approved product, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent-related pediatric exclusivity, or any other applicable marketing or data exclusivity, including any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No 726/2004, Parliament and Council Regulation (EC) No 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No 1901/2006 on medicinal products for pediatric use and all international equivalents.

1.74                        “sNDA” shall mean a Supplemental New Drug Application as defined in the FFDCA and the regulations promulgated thereunder.

1.75                        “Special Committee” shall mean a special committee composed of the Chief Executive Officer of CanBas and the Chief Executive Officer of Licensee and, in addition, at least one (1) additional senior manager from each Party, and convened by the Parties pursuant to Section 2.1.3 and prior to the creation of any new Reference Milestones amending Exhibit E.

1.76                        “Stemline Trademarks” shall mean all Trademarks and Trademark applications for the Licensed Compound or the Licensed Product that Licensee or any of its Affiliates Controls, as of the Effective Date or during the term of this Agreement in the Territory. The Stemline Trademarks are set forth on Exhibit C. For avoidance of doubt, the Stemline Trademarks shall not include the word “Stemline” or any of its variations or any successor name for Licensee.

1.77                        “Sublicense Income” shall mean upfront and milestone payments received by Licensee from its Sublicensees in consideration of the grant of a sublicense of the license granted to Licensee under Section 5.1.1. For avoidance of doubt, Sublicense Income shall not include payments to reimburse Licensee for out-of-pocket expenses incurred for research and development or payments based on sales of Licensed Compound or Licensed Product (i.e., royalty payments). In case Licensee enters into an agreement under which Licensee receives payments for research and development, Licensee shall so inform CanBas in writing and the

Parties shall negotiate in good faith towards an agreed portion of such amount to be included as Sublicense Income.

1.78                        “Sublicensee” shall mean any Person, other than an Affiliate of Licensee, that is granted a sublicense by Licensee, any Affiliate of Licensee or any other Sublicensee as provided in Section 6.3. For clarity, any Distributor that is granted such a license limited to the activities contemplated under the definition of Distributor in Section 1.29 shall not be deemed a Sublicensee by virtue of such grant.

1.79                        “Territory” shall mean all countries in the world except for Japan, China, Taiwan and Korea.

1.80                        “Third Party” shall mean any Person other than CanBas, Licensee and their respective Affiliates.

1.81                        “Third Party Claims” shall have the meaning set forth in Section 13.1.

1.82                        “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.83                        “United States” or “U.S.” shall mean the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.84                        “Valid Claim” shall mean, with respect to a particular country, (a) any claim of an issued and unexpired Patent and/or any restored patent period thereof in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or (b) a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.85                        “VAT” shall have the meaning set forth in Section 7.7.

ARTICLE II

DEVELOPMENT AND REGULATORY MATTERS

2.1                               Development of the Licensed Product.

2.1.1.                  Ongoing Development. CanBas represents that, prior to the Effective Date, CanBas has, to its knowledge, delivered to Licensee copies of Clinical Data, Regulatory Documentation and other Information related to Development in or outside the Territory that as of the Effective Date was Controlled by CanBas, including, but not limited to, all safety information relating to the Licensed Compound and the Licensed Product Controlled by CanBas, to enable Licensee’s Development and Commercialization efforts. In the event CanBas is aware of any such Clinical Data, Regulatory Documentation and other Information related to Development of the Licensed Compound or the Licensed Product that it does not Control,

CanBas will so notify Licensee and shall make reasonable efforts to acquire Control over such Clinical Data, Regulatory Documentation and other Information so that it can be made available to Licensee. In addition, during the term of this Agreement, when and as such Clinical Data, Regulatory Documentation and other Information comes to be Controlled by CanBas, CanBas shall deliver such Clinical Data, Regulatory Documentation and other Information to Licensee, including but not limited to (i) Clinical Study results, preclinical study results and resultant data analyses, (ii) regulatory submissions or draft regulatory submissions made or to be made to any Regulatory Authority by or on behalf of CanBas with respect to the Licensed Compound or the Licensed Product, (iii) protocols for any ongoing Clinical Studies and proposed designs for any anticipated Clinical Studies with respect to the Licensed Compound or the Licensed Product, in each case in the English language, and (iv) development and manufacturing data and results, including that related to any alternative synthetic approaches. Licensee shall be under a reciprocal duty to deliver any such Clinical Data, Regulatory Documentation and other Information in its control to CanBas, including but not limited to (i) Clinical Study results, preclinical study results and resultant data analyses, (ii) regulatory submissions or draft regulatory submissions made or to be made to any Regulatory Authority by or on behalf of Licensee with respect to the Licensed Compound or the Licensed Product, (iii) protocols for any ongoing Clinical Studies and proposed designs for any anticipated Clinical Studies with respect to the Licensed Compound or the Licensed Product, in each case in the English language, and (iv) development and manufacturing data and results, including that related to any alternative synthetic approaches

2.1.2.                  Diligence and Compliance. As between the Parties, Licensee shall have sole responsibility and right, at its own expense, for Developing and seeking Regulatory Approval for the Licensed Product in the Field in the Territory and in compliance with Applicable Law. Without limiting the foregoing, Licensee (and such other entities, as applicable) shall use Commercially Reasonable Efforts (a) to achieve each of the Reference Milestones within the specified Reference Date in Exhibit E; (b) to Develop a Licensed Product in the Field in the Territory in accordance with the terms and conditions of this Agreement; and (c) to seek and maintain Regulatory Approval(s) with respect to a Licensed Product in the Field in the Territory.

2.1.3.                  *

2.1.4.                  *

2.1.5.                  Development and Marketing Committee. The Parties shall establish two committees (each a “Committee” and collectively the “Committees”) as follows:

(i)                                     The Parties shall establish a development committee (a “Joint Development Committee” or “JDC”) composed of representatives of Licensee and CanBas for the purpose of exchanging information between Parties. Each Party shall consider any suggestions relating to the development of the Licensed Compound or Licensed Product provided by the other Party to the JDC. However, and for the avoidance of doubt, Licensee shall have complete decision-making authority relating to such development in the Territory and CanBas shall have complete decision-making authority relating to such development outside of the Territory. Any final determination as to development in the Territory shall (a) be consistent with the terms of this Agreement; and (b) not materially affect the rights and obligations of CanBas under this Agreement without CanBas’s consent.

*Confidential material redacted and filed separately with the Commission.

(ii)                                  The Parties shall establish in due time a marketing committee (“Joint Marketing Committee” or “JMC”) of representatives of Licensee and CanBas for the purpose of exchanging information between the Parties. Each Party shall consider any suggestions relating to the marketing of the Licensed Product provided by the other Party to the JMC. However, and for the avoidance of doubt, Licensee shall have complete decision-making authority relating to marketing and sales strategies and efforts in the Territory and CanBas shall have complete decision-making authority relating to such marketing and sales strategies and efforts outside of the Territory. Any final determination as to marketing in the Territory shall (a) be consistent with the terms of this Agreement; and (b) not materially affect the rights and obligations of CanBas under this Agreement without CanBas’s consent.

(iii)                               Meetings. The JDC and the JMC shall each meet biannually, whether face-to-face or electronically, as agreed from time-to-time.

2.2                               Regulatory Matters in the Territory.

2.2.1.          Regulatory Responsibilities.

(i)                                     As between the Parties, Licensee shall have sole responsibility for preparing  and  maintaining  all  Regulatory  Documentation  with  respect  to  (a) Regulatory

Approvals, including Drug Approval Applications, for the Licensed Product in the Territory and (b) Development activities for the Licensed Product that are conducted in support of Regulatory Approvals for the Licensed Product or Commercialization of the Licensed Product in the Territory. Licensee will notify CanBas seven (7) Business Days in advance (as a general rule) of any meetings with the FDA or any other regulators related to the foregoing and CanBas shall have the right to participate in its sole discretion but solely as an observer. Subject to ARTICLE XIV, all Regulatory Approvals and related Regulatory Documentation within the Territory relating to the Licensed Product shall be the sole property of Licensee and held in the name of Licensee (or in each such case Licensee’s Affiliate or Sublicensee).

(ii)                                  As between the Parties, CanBas shall have sole responsibility for preparing and maintaining all Regulatory Documentation with respect to (a) Regulatory Approvals, including Drug Approval Applications, for the Licensed Product outside the Territory and (b) Development activities for the Licensed Product that are conducted in support of Regulatory Approvals for the Licensed Product or Commercialization of the Licensed Product outside the Territory. CanBas will notify Licensee seven (7) Business Days in advance (as a general rule) of any meetings with the Regulatory Authorities related to the foregoing and Licensee shall have the right to participate in its sole discretion but solely as an observer. Subject to ARTICLE XIV, all Regulatory Approvals and related Regulatory Documentation outside the Territory relating to the Licensed Product shall be the sole property of CanBas and held in the name of CanBas (or in each such case CanBas’s Affiliate or Sublicensee).

2.2.2.                  Regulatory Data. Licensee shall provide CanBas, *, with copies of Clinical Data and Regulatory Documentation necessary for CanBas’s regulatory filings and developed by or on behalf of Licensee pursuant to this Agreement during the term of this Agreement. Each Party shall support the other, as may be reasonably necessary, in the clinical and regulatory development including obtaining Regulatory Approvals for the Licensed Product, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the Development.

2.2.3.                  Communications with Regulatory Authorities. As between the Parties, Licensee shall be responsible for all communications with the Regulatory Authorities in the Territory during the term of this Agreement relating to the Licensed Product. CanBas shall not initiate any communications with any such Regulatory Authority concerning the Licensed Compound or the Licensed Product without first obtaining prior written approval of Licensee.

2.3                               Disclosures.

2.3.1.                  CanBas shall disclose to Licensee in writing (in the English language if available, otherwise in whatever language available) any and all CanBas Know-How, CanBas Patents and Regulatory Documentation developed or prepared or otherwise Controlled by CanBas or any of its Affiliates or CanBas Licensees, as soon as reasonably practicable after the Effective Date, or if applicable, after the development or preparation or acquisition thereof, in each case as reasonably necessary or useful for Licensee to exercise the license granted to it pursuant to Section 6.1.

*Confidential material redacted and filed separately with the Commission.

2.3.2.                  Licensee shall disclose to CanBas in writing (in the English language if available, otherwise in whatever language available) additions or improvements to the CanBas Know-How and CanBas Patents and any Regulatory Documentation developed or prepared or otherwise Controlled by Licensee or any of its Affiliates or Sublicensees, as soon as reasonably practicable after such items come into Licensee’s Control, in each case as reasonably necessary or useful for CanBas to exercise the license granted to it pursuant to Section 6.1.2.

ARTICLE III

MANUFACTURING AND SUPPLY

3.1                               Manufacturing Development. Licensee shall have the right to perform the activities relating to Manufacturing process development and scale-up of Manufacturing of the Licensed Compound and the Licensed Product. Such right shall be exclusive (except as to CanBas and its Affiliates, and CanBas Sublicensees and their Affiliates) in the Territory and non-exclusive outside the Territory. Without limiting the foregoing, upon Licensee’s request, CanBas shall transfer to Licensee relevant materials, protocols, raw material, in-process and final specifications, assays and standard operating procedures under its or any of its Affiliates’ or CanBas Licensees’ Control in order to enable Licensee to conduct any of the Manufacturing activities contemplated hereunder.

3.2                               Supply.

3.2.1.                  Material Transfer. Promptly following the Effective Date, upon receipt of written request from Licensee, CanBas will transfer to Licensee active pharmaceutical ingredient (“API”) with the total quantity of *(*) * consisting of both a) *(*) *of API and b) *(*) *of a reference standard for the Licensed Product owned or available to CanBas in accordance with packaging and shipping instructions provided by Licensee in its written request. In return, Licensee shall pay CanBas $* USD *. Such API shall be accompanied by the results of all in-process and release testing and certification of compliance to all applicable specifications. Licensee shall reimburse CanBas for out-of-pocket expenses actually incurred in shipping the API to Licensee. CanBas will further transfer all right and license to any raw materials, starting materials, intermediates or works in process held at any third party under contract to CanBas.

3.3                               Commercial Supply. As between the Parties, Licensee shall have the exclusive right to Manufacture the Licensed Compound or the Licensed Product in and for the Territory. Licensee may elect to Manufacture commercial supplies of the Licensed Compound or the Licensed Product itself or through its Affiliates or Third Party suppliers  (including Sublicensees). Licensee agrees to comply, and use reasonable efforts to cause its Affiliates or Third Party suppliers (including Sublicensees) to comply, with separate agreements governing confidentiality, quality and volume controls, and purchasing obligations/restrictions with all Affiliates or Third Party suppliers (including Sublicensees) to be engaged in the Manufacture of the Licensed Compound or the Licensed Product. CanBas will introduce Licensee to CanBas’s current contract manufacturers of the Licensed Compound and the Licensed Product and hereby consents to such parties performing Manufacturing or related services for Licensee should Licensee, in its sole discretion, elect to so engage such parties. *

*Confidential material redacted and filed separately with the Commission.

ARTICLE IV

TECHNICAL ASSISTANCE

4.1                               Technical Assistance. At Licensee’s written request, CanBas agrees to provide technical assistance to Licensee in connection with the performance of the Manufacturing activities contemplated in this Article III at reasonable cost basis (including actual payment to a third party contractors).

ARTICLE V

COMMERCIALIZATION

5.1                               Commercialization of the Licensed Product.

5.1.1.                  In General. As between the Parties, Licensee shall have the exclusive right to Commercialize the Licensed Compound and Licensed Product in the Territory, in compliance with this Agreement and Applicable Law.

5.1.2.                  Commercialization Obligations. Licensee, directly or through one or more of its Affiliates, Sublicensees or Distributors, shall use Commercially Reasonable Efforts to Commercialize a Licensed Product in the Field and in the Territory.

5.2                               Promotional Materials and Activities.

5.2.1.                  In General. As between the Parties, Licensee shall have the exclusive right, at its sole expense, for preparing all promotional materials used to support the Commercialization of the Licensed Product in the Territory. Each Party shall ensure that all its promotional materials shall be consistent with Applicable Law and with the approved Product Labeling for the Licensed Product. As between the Parties, Licensee shall have the exclusive right to obtain any approvals from the Regulatory Authorities required for the use of any promotional materials in the Territory and shall submit all applicable promotional materials to such Regulatory Authorities as required by Applicable Law.

5.3                               Unauthorized Sales.

5.3.1.                  Unauthorized Sales by Licensee. Licensee (a) shall, and shall cause its Affiliates, Sublicensees and Distributors to, distribute, market, promote, offer for sale and sell the Licensed Product only in the Territory to the extent consistent with Applicable Law, and (b) shall not, and shall not permit its Affiliates and shall use commercially reasonable efforts to not permit Sublicensees or Distributors to, distribute, market, promote, offer for sale or sell the

Licensed Product (i) to any Person outside the Territory or (ii) to any Person inside the Territory that Licensee, or its Affiliates, Sublicensees or Distributors, as applicable, knows (A) is likely to distribute, market, promote, offer for sale or sell the Licensed Product outside the Territory or assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold the Licensed Product outside the Territory or assisted another Person to do so. Such commercially reasonable efforts with respect to Sublicensees and Distributors shall include obtaining their written agreement to an undertaking at least as restrictive with respect to such Sublicensees and Distributors as the preceding sentence is with respect to Licensee and its Affiliates. If Licensee, its Affiliates or any Sublicensees or Distributors receives any orders for the Licensed Product for an area outside the Territory, such orders shall be referred to CanBas.

5.3.2.                  Unauthorized Sales by CanBas. CanBas (a) shall, and shall cause its Affiliates and CanBas Licensees and CanBas Distributors to, distribute, market, promote, offer for sale and sell the Licensed Product only outside of the Territory to the extent consistent with Applicable Law, and (b) shall not, and shall not permit its Affiliates and shall use commercially reasonable efforts to not permit CanBas Licensees or CanBas Distributors to, distribute, market, promote, offer for sale or sell the Licensed Product (i) to any Person inside the Territory or (ii) to any Person outside of the Territory that CanBas, or its Affiliates, CanBas Distributors or CanBas Licensees, as applicable, knows (A) is likely to distribute, market, promote, offer for sale or sell the Licensed Product insider the Territory or assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold the Licensed Product inside the Territory or assisted another Person to do so. Such commercially reasonable efforts with respect to CanBas Licensees and CanBas Distributors shall include obtaining their written agreement to an undertaking at least as restrictive with respect to such CanBas Licensees and CanBas Distributors as the preceding sentence is with respect to CanBas and its Affiliates. If CanBas, its Affiliates or any CanBas Licensees or CanBas Distributors receives any orders for the Licensed Product for an area is the Territory, such orders shall be referred to Licensee.

5.4                               Reporting. Each Party will prepare and provide to the other Party an annual report of each Regulatory Approval of a Licensed Product in the Territory (as relates to Licensee) and outside the Territory (as relates to CanBas). Licensee’s report will include sufficient detail to enable CanBas to assess Licensee’s compliance with its Commercialization obligations in Section 5.1.2 during the preceding year. Notwithstanding the foregoing, if during the most recent Joint Development Committee meeting sufficient detail in writing was provided, as determined by the reasonable judgment of the recipient Party, no annual report shall be required in that year. The content of such reports shall be deemed Confidential Information of the providing Party hereunder, and the other Party shall not use any information learned by it or disclosed to it pursuant to this Section 5.4 except, in the case of CanBas, as reasonably necessary to assess and enforce Licensee’s compliance with Section 5.1.2.

5.5                               Cooperation. Subject to Section 2.2.3, each Party shall provide reasonable cooperation to the other Party as necessary to enable such other Party to respond to inquiries relating to the Licensed Compound or the Licensed Product received from Regulatory Authorities in the Territory, in the case of Licensee, or outside the Territory, in the case of CanBas.

ARTICLE VI

GRANT OF RIGHTS

6.1                               License Grants.

6.1.1.                  Grants to Licensee. Subject to the terms and conditions of this Agreement, including Section 6.2, CanBas (on behalf of itself and its Affiliates and CanBas Licensees) hereby grants to Licensee and its Affiliates a perpetual, irrevocable, royalty-bearing license, in accordance with the terms of this Agreement, with the right to grant sublicenses (through multiple tiers) in accordance with Section 6.3, under (a) the CanBas Patents and the CanBas Know-How, and (b) under the Regulatory Documentation Controlled by CanBas, any of its Affiliates or CanBas Licensees (including rights of reference in accordance with Section 6.3), in both cases ((a) and (b)), to Exploit the Licensed Compound and the Licensed Product in the Field in the Territory. The foregoing license shall be: (i) exclusive (even as to CanBas, its Affiliates and CanBas Licensees) for all activities in the Territory other than Manufacturing. With respect to Manufacturing, the license shall be exclusive (except as to CanBas and its Affiliates and Licensees and their Affiliates) in the Territory and non-exclusive outside the Territory. For avoidance of doubt, CanBas expressly reserves the right to Manufacture, and/or cause CanBas’s Affiliates and CanBas Licensees and their Affiliates to Manufacture, Licensed Compound or the Licensed Product in the Territory exclusively for the purpose of development and marketing Licensed Product outside of the Territory.

6.1.2.                  Grants to CanBas. Subject to the terms and conditions of this Agreement, including Section 6.2, Licensee (on behalf of itself and its Affiliates) hereby grants to CanBas and its Affiliates, the exclusive (including with regard to Licensee, its Affiliates and Sublicensees), royalty-free license, with the right to grant sublicenses (through multiple tiers) in accordance with Section 6.3, under (a) the improvements or additions to the CanBas Patents and the CanBas Know-How Controlled by Licensee, and (b) under the Regulatory Documentation Controlled by Licensee or any of its Affiliates (including rights of reference in accordance with Section 6.3), in both cases ((a) and (b)), to Exploit the Licensed Compound and the Licensed Product in the Field outside the Territory. Immediately upon termination, regardless of reason, the license granted pursuant to Section 6.1.2 hereunder shall become a perpetual, irrevocable, and royalty-free license, both in and outside the Territory, with the right to grant sublicenses.

6.2                               Retention of Rights. Notwithstanding anything to the contrary in this Agreement, as between the Parties, CanBas and its Affiliates retain all  rights  (subject  to Section 6.1.2) to Exploit the Licensed Compound or the Licensed Product outside the Territory.

6.3                               Sublicenses.

6.3.1.                  In General. The rights and licenses granted to Licensee and its Affiliates under Section 6.1 shall include the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, to Sublicensees or CanBas Sublicensees, respectively, (as part of any license agreements, co-promotion agreements, supply agreements or otherwise). Any such permitted sublicenses shall be consistent with and subject to the terms and conditions of this Agreement. Each Party shall provide advance notification to the other Party, in writing, of any prospective sublicense and the name of subject sublicensee(s).

6.3.2.                  Surviving Sublicensees. Each sublicense granted to a Sublicensee under any rights licensed hereunder shall terminate immediately upon the termination of the applicable license from CanBas to Licensee with respect to such rights, provided that such sublicensed rights shall not terminate if, as of the effective date of such termination by CanBas such Sublicensee is not in material breach of its obligations to Licensee or its applicable Affiliate under its sublicense agreement, and within thirty (30) days of such termination such Sublicensee agrees in writing to be bound directly to CanBas under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for Licensee (each such surviving Sublicensee, a “Surviving Sublicensee”).

6.4                               Use of Trademarks and Corporate Names.

6.4.1.                  Trademarks. As between the Parties, and subject to the reciprocal grants below, Licensee shall have the sole right to determine and own the Stemline Trademarks to be used with respect to the Commercialization of the Licensed Compound and Licensed Product in the Territory and CanBas shall have the sole right to determine and own the CanBas Trademarks to be used with respect to the Commercialization of the Licensed Compound and Licensed Product outside the Territory.

6.4.2.                  Stemline Trademarks. Licensee hereby grants to CanBas a royalty free, non-exclusive license (with the right to sublicense) to the Stemline Trademarks listed in Exhibit C hereto, and as amended, during the term of this Agreement, in connection with the manufacture, sale, distribution, advertising, and promotion of the Licensed Compound or the Licensed Product outside of the Territory in the manner provided by this Agreement. This license excludes the right to sell, distribute, advertise and promote the Licensed Product in the Territory via e-commerce. No right, express or implied, is granted to CanBas to transfer the right to use the Licensee Trademarks to third parties, and any such right is expressly withheld from this Agreement.

6.4.3.                  CanBas Trademarks. CanBas hereby grants to Licensee a royalty free, non-exclusive license, with the right to sublicense, subject to any reservations contained herein, and all of the terms contained in this Agreement, to use the CanBas Trademarks listed in Exhibit A hereto, and as amended, during the term of this Agreement, in the Territory, in connection with the manufacture, sale, distribution, advertising, and promotion of the Licensed Compound or the Licensed Product in the manner provided by this Agreement. This license excludes the right to sell, distribute, advertise and promote the Licensed Compound or the Licensed Product outside the Territory via e-commerce. No right, express or implied, is granted to Licensee to transfer the right to use the CanBas Trademarks to third parties, and any such right is expressly withheld from this Agreement.

6.4.4.                  Corporate Names. With respect to any Corporate Names licensed to Licensee and its Affiliates under Section 6.1.2, Licensee agrees to comply, and cause its Affiliates to comply, with the customary guidelines of CanBas with respect to manner of use (as provided in writing by CanBas), and to maintain the quality standards of CanBas with respect to the goods sold and services provided in connection with CanBas’s Corporate Names.

ARTICLE VII

CONSIDERATION

7.1                               Payments.

(i)                                     Initial Payment. Licensee shall make an initial non-refundable payment to CanBas (the “Initial Payment”) totaling *Japanese Yen (*) upon the Effective Date.

7.1.2.                  Technical Advisory Fees.

(i)                                     *

7.1.3.                  Contingent Payments.

(i)                                     *

7.2                               Royalties. Subject to Section 7.3 and the other terms and conditions of this Agreement, in partial consideration of the licenses and other rights granted herein, Licensee shall pay to CanBas in cash, royalties based on aggregate Net Sales of such Licensed Product in the Territory during such Calendar Year at the rates set forth below:

7.2.1.                  as to each Licensed Product and each country in the Territory:

(i)                                     for sales of Licensed Product by Licensee, Licensee’s Affiliates and their respective Distributors:

(A)                               * percent (*%) of annual Net Sales of Licensee and its Affiliates up to *Dollars ($*USD) in any Calendar Year;

(B)                               * percent (*%) of annual Net Sales of Licensee and its Affiliates over * Dollars ($ * USD) up to * Dollars ($*) in any Calendar Year;

(C)                               * percent (*%) of Net Sales of Licensee and its Affiliates over * Dollars ($*) up to * Dollars ($* USD) in any Calendar Year; and

(D)                               * percent (*%) of Net Sales of Licensee and its Affiliates over * Dollars ($* USD) in any Calendar Year provided, however, (a) that if Licensee is required, in Licensee’s reasonable discretion, to make payments to one or more Third Parties in order to Exploit the Licensed Compound or the Licensed Product, Licensee may offset up to * percent (*%) of such Third-Party payments against royalty payments due to CanBas, provided that such offset may not reduce any single royalty payment by more than * percent (*%), and (b) that any royalties are payable to CanBas, as determined on a country-by-country basis, until the latest date of: (i) the date upon which there are no more Valid Claims, (ii) the expiration or termination of the last Regulatory Exclusivity Period pertaining to the Licensed Product in such country, and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.

(ii)                          Additional Royalty. On a country by country basis, an additional

*Confidential material redacted and filed separately with the Commission.

royalty in addition to the Royalty described in 6.2.1(i) shall apply if, and only if, prior to the end of a Phase I clinical trial, Licensee sublicenses the Licensed Product in a country in the Territory (“Additional Royalty”). The Additional Royalty for that country shall be calculated as follows:

(A)                               *

Notwithstanding the foregoing, the Additional Royalty for any given period shall be capped at an amount so that CanBas shall never receive greater than * percent (*%) of the royalty received by Licensee from the relevant Sublicensee.

7.3                               Royalty Term. Licensee’s obligations to pay royalties under this ARTICLE VII shall terminate, on a country-by-country basis and Licensed Product-by-Licensed Product basis pursuant to 7.2. Upon the termination of Licensee’s royalty obligations with respect to a Licensed Product in a country, the license grants to Licensee contained in Section 6.1 shall become fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product in such country.

7.4                               Royalty Payments. Running royalties based upon the Net Sales during a * shall be payable by Licensee on a * basis, within * of the following *.

7.5                               Royalty Statements. Licensee shall use Commercially Reasonable Efforts to provide to CanBas, within *, but in no case more than * following the end of the relevant *, a statement showing (a) invoiced sales and Net Sales during the relevant *, (b) the number of units of Licensed Product sold on a country-by-country basis during such *, (c) a detailed breakdown of any deductions from the invoiced sales and (d) the amount of royalties due on such Net Sales.

7.6                               Mode of Payment. All cash payments to CanBas under this Agreement shall be made by wire transfer of United States Dollars (or Japanese Yen if denominated as such hereunder) in the requisite amount to such bank account as CanBas may from time to time designate by notice to Licensee. Bank handling charges shall be borne by Licensee. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the relevant Calendar Quarter, as follows. For each Calendar Quarter and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates for each Business Day in such Calendar Quarter as set forth in The Wall Street Journal, Eastern Edition or, if not available, as otherwise agreed by the Parties. For any late payments, Licensee shall pay interest in arrears at the rate of *% per annum.

7.7                               Taxes.

7.7.1.                          *

7.7.2.                          *

7.8                               Financial Records. Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, keep reasonably complete and accurate books and records pertaining to the Commercialization of the Licensed Product, including books and records of the invoiced sales (including any deductions therefrom) and Net Sales, in sufficient detail to calculate the royalties payable under this Agreement. Such books and records shall be retained by Licensee, its Affiliates, Sublicensees and Distributors, until * (*) years after the end of the period to which such books and records pertain.

*Confidential material redacted and filed separately with the Commission.

7.9                               Audit. At the request of CanBas, Licensee shall, and shall cause its Affiliates, its Sublicensees and Distributors, to permit an independent certified accountant selected by CanBas and acceptable to Licensee, during normal business hours and upon reasonable advance notice, to examine the books and records maintained pursuant to Section 7.8. Such examinations may not (i) be conducted for any * more than *after the end of such *, (ii) be conducted more than once in any * period or (iii) be repeated for any *. Further, (a) all results and the basis for such results of such accountant’s  audit  shall  be  deemed  Confidential  Information  of  Licensee  hereunder  and (b) CanBas shall not use any information learned by it or disclosed to it pursuant  to  this Section 7.9 except as reasonably necessary to assess and enforce Licensee’s compliance with this ARTICLE VII. Except as provided below in Section 7.10, the cost of this examination shall be borne by CanBas, unless the audit reveals a variance of more than * percent (*%) or * Dollars ($* USD), whichever is greater, from the reported amounts, in which case Licensee shall bear any out-of-pocket costs of CanBas for the audit. Unless disputed pursuant to Section 7.10, if such audit concludes that additional payments were owed or that excess payments were made during such period, Licensee shall pay the additional royalties or CanBas shall reimburse such excess payments, within * after the date on which such auditor’s written report is delivered to the Parties, unless either Party disputes such report pursuant to Section 7.10.

*Confidential material redacted and filed separately with the Commission.

7.10                        Audit Dispute. In the event of a dispute regarding the results of an audit conducted pursuant to Section 7.9, including the amount of royalties owed to CanBas under this ARTICLE VII, CanBas and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days after receipt of the auditor’s written report delivered pursuant to Section 7.9, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants (and different from the one that conducted the applicable audit) or to such other Person as the Parties shall mutually agree (the “Arbitrator”). The decision of the Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be allocated between the Parties in such manner as the Arbitrator shall determine. Not later than ten (10) days after such decision, the Parties shall pay or reimburse each other as contemplated by the last sentence of Section 7.9.

7.11                        Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE VII in accordance with the confidentiality provisions of ARTICLE XI and the Parties shall cause any auditor or Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such auditor or Arbitrator, as the case may be, to keep all such financial information confidential, subject to the reporting obligations of the auditor or Arbitrator under Section 7.9 or 7.10, respectively.

7.12                        Blocked Payments. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for Licensee to transfer, or have transferred on its behalf, Payments owed CanBas hereunder, Licensee shall promptly notify CanBas of the conditions preventing such transfer and such Payments shall be deposited in local currency in the relevant country to the credit of CanBas in a recognized banking institution designated by CanBas or, if none is designated by CanBas within a period of thirty (30) days after receipt of such notice, in a recognized banking institution selected by Licensee and notified to CanBas.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1                               Ownership of Intellectual Property.

8.1.1.                          Ownership of Technology. Subject to the licenses and rights of reference granted in Section 6.1, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) inventions or other Information that is conceived, discovered, developed or otherwise made, by or on behalf of such Party or its Affiliates or, in the case of Licensee, Sublicensees, or, in the case of CanBas, CanBas Licensees and sublicensees, under or in connection with  this  Agreement or  the  Development or  Commercialization of  Licensed Compound or Licensed Product, whether or not patented or patentable, and any and all Patent and Intellectual Property Rights claiming or covering the same, and (b) other Information or other inventions and Patent and Intellectual Property Rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 6.1) by such Party, its Affiliates, its licensees or its sublicensees. If any Patents identified in clause (a) arise in a manner such that both Parties are joint owners thereof, then notwithstanding the foregoing and Section 8.1.2, the Parties shall agree on terms by which the Parties shall Exploit such Patents in a manner consistent with the licenses and other rights and obligations set forth in this Agreement.

This Agreement shall  be  understood  to  be  a  joint  research  agreement  in  accordance  with 35 U.S.C. § 103(c)(3) to Develop and Commercialize Licensed Compound and Licensed Product.

8.1.2.                          Ownership of Patents and Know-How.  Without  limitation  of Section 8.1.1, subject to the licenses and rights of reference granted under Section 6.1,  as between the Parties, CanBas shall own and retain all right, title and interest in and to all CanBas Patents and CanBas Know-How. As between the Parties, Licensee shall own and retain all right, title and interest in and to any Stemline Trademarks (subject to Section 8.1.4) used in Commercializing the Licensed Product in the Territory. Licensee’s use of any CanBas Trademark in the Territory is expressly subject to the reservations contained herein.

8.1.3.                          Ownership of Regulatory Documentation and Approvals. Subject to the licenses and rights of reference granted hereunder, as between the Parties, each Party shall own all right, title and interest in and to any Regulatory Approvals granted to, and any Regulatory Documentation developed by, or on behalf of such Party, its Affiliates, or, in the case of Licensee, the Sublicensees, or in the case of CanBas, the CanBas Licensees.

8.1.4.                  Ownership of Corporate Names. As between the Parties, each Party shall retain all right, title and interest in and to its Corporate Names and agrees that it shall not attack, dispute or contest the validity of or ownership of the other Party’s Corporate Names or any registrations issued or issuing with respect thereto. Each Party expressly acknowledges and agrees that no ownership rights are vested or created by the limited rights of use granted pursuant to Section 6.1.2 and that all use of the Corporate Names in accordance therewith, including any goodwill generated in connection therewith, inures to the benefit of the respective owner of the Corporate Names and the owner of such Corporate Names may request and receive a confirmatory assignment thereof.

8.2                               Maintenance and Prosecution of Patents and Trademarks.

8.2.1.                  CanBas Patents. Subject to Section 8.2.3, Licensee, through patent attorneys or agents of its choice and at Licensee’s sole cost and expense, shall (a) be responsible for obtaining, prosecuting (including any interferences, oppositions, reissue proceedings and re-examinations) and maintaining the CanBas Patents listed in Exhibit A as of the Effective Date in the Territory; and (b) have the sole right (but not the obligation) to obtain, prosecute and maintain any Patents that become CanBas Patents in the Territory after the Effective Date. CanBas shall update Exhibit A from time to time upon Licensee’s reasonable request. Licensee shall have the sole right to prepare, file, prosecute and maintain Patent applications in the Territory to seek Patent rights for any patentable CanBas Know-How as far as such prosecution would not adversely affect the intellectual property rights of CanBas including the right to make similar filings outside the Territory. CanBas shall at the request and cost of Licensee do all such acts and execute all such documents as may be necessary to (i) authorize Licensee to prosecute the relevant CanBas Patent(s) in the Territory and (ii) assist Licensee with the prosecution and maintenance of the CanBas Patent(s) in the Territory.

8.2.2.                  Licensee shall not become an assignee of any such Patent application or any such Patent as a result of its continuing the prosecution of a Patent application or paying any fees according to this Section 8.2.1, and such Patent shall remain a CanBas Patent hereunder.

8.2.3.                  Cooperation. CanBas shall assist and cooperate with Licensee as Licensee may reasonably request from time to time in connection with its activities set forth in Section 8.2.1. Licensee shall keep CanBas currently informed of all steps to be taken in the preparation and prosecution of all applications filed by it according to this Section 8.2 and shall furnish CanBas with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices and, to the extent reasonably practicable, permit CanBas an opportunity to offer its comments thereon before making a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. CanBas shall offer its comments, if any, promptly, and Licensee shall consider such comments in good faith and shall use reasonable efforts to accommodate such other Party’s comments.

8.3                               Extensions and Regulatory Exclusivity Periods. The Parties shall cooperate with each other in obtaining any patent term restoration or supplemental protection certificates or their equivalent for the CanBas Patents for Licensed Product, and in listing any such Patents as required by Applicable Law with respect to Regulatory Exclusivity Periods. In the event that elections with respect to patent term restoration for Licensed Product are to be made for any CanBas Patent in the Territory, Licensee shall have the right, upon consultation, and reasonably considering input from, CanBas, to make the election. With respect to filings relevant to any Regulatory Exclusivity Periods or for any CanBas Patent in the Territory, Licensee shall have the right to determine which such Patents to list in the Territory. Each Party shall provide prompt reasonable assistance to the other Party in such activities, including executing such documents as may be required of the Patent owner thereof.

8.4                               Enforcement of Patents and Trademarks.

8.4.1.                  Enforcement Rights and Procedures. In the event that either Party reasonably believes that a Third Party may be infringing any of the CanBas Patents Developing or Commercializing Licensed Product (but no other activities), such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. CanBas shall have the first right, but not the obligation, through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party occurring in any part outside the Territory and Licensee shall have the first right, but not the obligation, through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party occurring in any part in the Territory. With respect to the Stemline Trademarks and CanBas Trademarks licensed to Licensee hereunder and used in Commercializing the Licensed Product in the Territory, Licensee shall have the first right, but not the obligation, through counsel of its choosing, to take any measures it deems appropriate to stop infringing activities by a Third Party in the Territory. With respect to CanBas Trademarks and Stemline Trademarks licensed to CanBas hereunder and used in Commercializing the Licensed Product outside the Territory, CanBas shall have the first right, but not the obligation, through  counsel  of  its  choosing,  to  take  any  measures  it  deems  appropriate  to  stop  such infringing activities by such Third Party occurring in any part in the Territory. Upon reasonable request by the enforcing Party, the other Party shall give the enforcing Party all reasonable information and assistance, including allowing the enforcing Party access to the other Party’s files and documents and to the other Party’s personnel who may have possession of relevant information and, if necessary for the enforcing Party to prosecute any legal action, joining in the legal action as a party at the enforcing Party’s sole cost and expense. The other Party shall have the right to participate and be represented in any such action by its own counsel at its sole cost and expense and without reimbursement hereunder. If the other Party elects to so participate or be involved, the enforcing Party shall provide the other Party and its counsel with an opportunity to consult with the enforcing Party and its counsel regarding the prosecution of such action (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto). In the event Licensee fails to exercise its first right to enforce within ninety (90) days following notice of such infringement, or earlier notifies CanBas in writing of its intent not to take commercially appropriate steps to remove any such infringement, then CanBas shall have the right, but not the obligation to do so (at CanBas’s sole cost and expense), unless Licensee provides CanBas with a commercially reasonable basis in writing for not taking such steps; provided, however, that if Licensee has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, Licensee shall have an additional ninety (90) days to conclude its negotiations before CanBas may bring a legal action against such infringement. Upon reasonable request by CanBas, Licensee shall give CanBas all reasonable information and assistance in connection with such action for infringement.

8.4.2.                  Defense Rights and Procedures. Licensee shall have the first right, but shall not be obligated, to defend any action or proceeding alleging invalidity or unenforceability of any CanBas Patents in the Territory, at Licensee’s sole cost and expense and in a manner intended not to adversely affect the scope or validity of such CanBas Patents. Upon reasonable request by the Licensee, CanBas shall give Licensee all reasonable information and assistance, including allowing Licensee access to CanBas’s files and documents and personnel who may have possession of relevant information and, if necessary for Licensee to defend any such action or proceeding, joining in such action or proceeding as a party at its sole cost and expense. CanBas shall have the right to participate and be represented in any such action or proceeding by its own counsel at its sole cost and expense. If CanBas elects to so participate or be involved, Licensee shall provide CanBas and its counsel with an opportunity to consult with Licensee and its counsel regarding the prosecution of such action (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto). In the event Licensee fails to take reasonably diligent action at least ten (10) days before any deadline, or earlier notifies CanBas in writing of its intent not to do so, then CanBas may defend such action or proceeding at its sole cost and expense, with reasonable assistance and information from the non-defending Party as provided above.

8.4.3.                  Withdrawal. If either Party brings an action under this Section 8.4 and subsequently ceases to pursue or withdraws from such action, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 8.4.

8.4.4.                  Settlement. No settlement of any action under this Section 8.4 that restricts the scope, or adversely affects the validity or enforceability, of any CanBas Patent or Trademark in the Territory may be entered into by CanBas without the prior written consent of Licensee, such consent not to be unreasonably withheld or delayed; no settlement of any action under this Section 8.4 that restricts the scope, or adversely affects the validity or enforceability, of any CanBas Patent outside of the Territory may be entered into by Licensee without the prior written consent of CanBas, such consent not to be unreasonably withheld or delayed; provided that a sublicense by a Party of a Patent licensed or sublicensed by the other Party hereunder, which sublicense is consistent with the terms hereof, shall not require the prior written consent of such other Party.

8.4.5.                  Costs and Expenses. Each Party shall bear its own costs and expenses relating to any enforcement or defensive action or proceeding pursuant to Section 8.4.1. Any damages or other amounts collected shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses and shall not be applied to any costs or expenses which are expressly made not reimbursable hereunder), with any remainder being retained by the Party that pursued such enforcement action; provided, however, with respect to any amount received by Licensee that is attributable (i) to lost profits in the Territory, Licensee shall pay a royalty to CanBas pursuant to Section 7.1 with respect to the imputed loss in Net Sales, or (ii) to reasonable royalties in the Territory, Licensee shall pay to CanBas a percentage thereof that reasonably reflects CanBas’s average share of profits (as between CanBas and Licensee) with respect to Net Sales.

8.5                               Potential Third Party Rights.

8.5.1.                  Third Party Licenses. As between the Parties, and subject to Section 7.2.1, Licensee shall be solely responsible for securing any Third Party licenses that it deems necessary or  desirable in  connection with the  Exploitation of the  Licensed Product in  the Territory by Licensee or any of its Affiliates or Sublicensees or Distributors, and for any associated license fees, milestones, royalties or other payments due to such Third Party.

8.5.2.                  Third Party Litigation. In the event of any actual or threatened suit against Licensee or  its Affiliates, Sublicensees, Distributors or  customers alleging that  the Development, Manufacture, marketing, sale, offering for sale, importation, use or other Commercialization of the Licensed Compound or the Licensed Product in the Territory infringes the Patent or Intellectual Property Rights of any Person, Licensee shall at its sole cost and expense (including any damages, royalties or other payments resulting therefrom),  assume direction and control of the defense of claims arising therefrom (including the right to settle such claims); provided, however, that no settlement of any action under this Section 8.5.2 that restricts the scope or adversely affects the validity or enforceability of any CanBas Patent or any Intellectual Property Rights of CanBas, any of its Affiliates or CanBas Licensees, may be entered into without the prior written consent of CanBas, such consent not to be unreasonably withheld or delayed (provided that a sublicense by Licensee of a Patent licensed or sublicensed by CanBas hereunder, which sublicense is consistent with the terms hereof, shall not require the prior written consent of CanBas except to the extent required by Section 6.3.1).

8.5.3.                  Cooperation. In the event that a Third Party institutes a Patent, trade secret or other infringement suit, concerning the Development, Manufacture, marketing, sale, offering for sale, importation, use or other Commercialization of the Licensed Compound or the Licensed Product, against CanBas, Licensee or their respective Affiliates or, in the case of Licensee, Sublicensees, Distributors or Licensee’s customers, or, in the case of CanBas, CanBas Licensees, CanBas Distributors or CanBas’s customers, during the term of this Agreement, each Party shall, at its own cost and expense, use all reasonable efforts to assist and cooperate with the other Party in connection with the defense of such suit.

ARTICLE IX

COMPLAINTS AND ADVERSE EVENT REPORTING

9.1                               Adverse Event Reporting. Each Party shall provide the other Party with all information available to such Party that such other Party may reasonably require to comply with its pharmacovigilance responsibilities under Applicable Law, including notice of any Adverse Drug Experiences from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical trials and commercial experiences with the Licensed Compound or the Licensed Product, whether by such Party, its Affiliates or, in the case of CanBas, CanBas Licensees or CanBas Distributors, or, in the case of Licensee, Sublicensees or Distributors. “Adverse Drug Experience” shall mean (a) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use, or occurring following administration, of the Licensed Compound or the Licensed Product in humans, occurring at any dose, whether expected or unexpected and whether considered related or unrelated to the Licensed Compound or the Licensed Product, including such an event or experience as occurs in the course of the use of the Licensed Compound or the Licensed Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of the Licensed Compound or the Licensed Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80, or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States.

9.2                               Pharmacovigilance. Subject to the terms and conditions of this Agreement, within nine (9) months of the Effective Date, CanBas and Licensee shall discuss and develop mutually acceptable guidelines and procedures for the investigation, exchange, receipt, recordation, communication (as between the Parties) and exchange of Adverse Drug Experience information and all other information regarding matters covered in this ARTICLE IX. Until such guidelines and procedures are set forth in an agreement between the Parties (the “Data Exchange Agreement”), the terms of Section 9.1 shall apply. Following the execution of the Data Exchange Agreement, such Section shall cease to apply unless expressly agreed otherwise by the Parties. Such Data Exchange Agreement shall include provisions for the direct and prompt reporting of adverse events to Licensee in the English language by CanBas employees or representatives and vice versa, the recording and maintenance by Licensee of records of all adverse events reported with respect to the Licensed Compound or the Licensed Product in the Field on a worldwide basis in an electronic database, and the establishment of appropriate mechanisms by which CanBas can access such database on a read only basis to comply with

Applicable Law and to perform its responsibilities and exercise its rights under this Agreement; provided, however, that Licensee shall not assume any regulatory compliance responsibilities of CanBas with respect to pharmacovigilance outside the Territory by virtue of its establishment and maintenance of such global database. *

ARTICLE X
PRODUCT RECALLS

10.1                        Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile. Licensee shall have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of the Licensed Product in the Territory, and the manner in which any such recall shall be conducted.

10.2                        *.

ARTICLE XI
CONFIDENTIALITY AND NON-DISCLOSURE

11.1                        Confidentiality Obligations. This Section 10 hereby supersedes the Confidential Disclosure Agreement entered into on June 10, 2014 by and between CanBas and Licensee. Commencing as of June 10, 2014, throughout the Term of this Agreement and for a period of * following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, before or after the Effective Date, by the other Party or its Affiliates, except to the extent such disclosure or use is expressly permitted by the terms and conditions of  this  Agreement.  “Confidential Information” means any information provided by one Party to the other Party relating to the following: the terms of this Agreement; the Licensed Compound or the Licensed Product (including without limitation CanBas Know-How, Regulatory Documentation, Regulatory Approvals and Drug Master Files and any information or data contained therein); any Development  or  Commercialization  of  the  Licensed  Compound  or  the  Licensed  Product;

*Confidential material redacted and filed separately with the Commission.

information from any Third Party that a Party has obtained under any non-use or non-disclosure obligations; or the scientific, regulatory or business affairs or other activities of a Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:

11.1.1.           is, or hereafter becomes, part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party;

11.1.2.           can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;

11.1.3.           is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

11.1.4.           can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

11.2                Permitted  Disclosures.               Each Party may disclose Confidential Information received from the other Party to the extent that such disclosure is:

11.2.1.           Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

11.2.2.           Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

11.2.3.   Made by the receiving Party or its Affiliates or sublicensees to their respective directors, employees, contractors, agents, or to Third Parties as may be necessary or useful in connection with the Manufacture or other Exploitation of the Licensed Compound, the Licensed Product, or otherwise in connection with the performance of their obligations or exercise of their rights (including, with respect to CanBas, its rights under Sections 6.2, 6.3or disclosures to its Affiliates and potential or actual CanBas Licensees and CanBas Distributors, and, with respect to Licensee, its rights under Section 6.1, 6.3, or disclosures to its Affiliates and potential or actual Sublicensees and Distributors) as contemplated by this Agreement, including (i) subcontracting and sublicensing transactions with licensees and sublicensees in connection therewith, (ii) permitted acquirers or assignees under Section 15.3, and (iii) investment bankers, investors, lenders, and in each case (clauses (i) to (iii)) their respective directors, employees, contractors and agents; provided, however, that such disclosure may only be made to such Persons as are subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party set forth in this ARTICLE XI.

11.3                        Use of Name. Except as expressly set forth in Sections 6.1.24 or 11.4, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 11.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.

11.4                        Press Releases. Press releases or other similar public communications by either Party relating to this Agreement or the activities described herein shall be subject to a right of prior review and approval by the other Party; provided, however, that such right shall not apply to communications required by Applicable Law, disclosures of information for which consent has previously been obtained, or information that has been previously disclosed publicly, in such event the disclosing Party shall use best efforts to provide the other Party with reasonable advance notice notification.

11.5                        Patient Information. The Parties agree to abide (and, in the case of Licensee, to cause its Affiliates, Sublicensees and Distributors to abide, and in the case of CanBas, to cause its Affiliates, CanBas Distributors and CanBas Licensees to abide) and to take (and, in the case of Licensee, to cause its Affiliates and Sublicensees and Distributors to take, and in the case of CanBas, to cause its Affiliates, CanBas Distributors and CanBas Licensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and/or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995 and any other Applicable Law, in the course of their performance under this Agreement.

11.6                        Publications. Each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract: (a) which pertains to results of Clinical Studies, Post Approval Studies or other studies with respect to the Licensed Compound or the Licensed Product; (b) which includes other data generated by either Party or any of its Affiliates or licensees or sublicensees relating to the Licensed Compound or the Licensed Product during the term of this Agreement; or (c) which includes Confidential Information of either Party. Before any such paper is submitted for publication or an oral presentation is made, the submitting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party (“recipient party”) at least thirty (30) days prior to submitting the paper to a publisher or making the presentation. The recipient Party shall review any such paper and give its comments to the submitting Party within fifteen (15) days of the delivery of such paper to recipient Party. With respect to oral presentation materials and abstracts, the recipient Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the submitting Party with appropriate comments, if any, but in no event later than fifteen (15) days from the date of delivery to recipient Party. Failure to respond within such fifteen (15) days shall be deemed approval to publish or present. Notwithstanding the foregoing, each Party shall comply with the other Party’s request to delete references to Confidential Information in any such paper, and if recipient Party deems it necessary, the submitting Party will withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit recipient Party to obtain patent protection. Any publication shall include recognition of the contributions of recipient Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Both Parties shall use commercially reasonable efforts to cause investigators and institutions participating in Clinical Studies and Post Approval Studies for the Licensed Compound or the Licensed Product with which it contracts to agree to terms substantially similar to those set forth in this Section 11.6, which efforts shall satisfy the Parties’ obligations under this Section 11.6 with respect to such investigators and institutions.

ARTICLE XII
REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1                        Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Execution Date as follows:

12.1.1.           Corporate Authority. Such Party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

12.1.2.           Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any Patent or Intellectual Property Rights of any other Person.

12.1.3.           Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

12.1.4.           Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation or bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

12.2                        Additional Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants to CanBas that:

12.2.1.           Organization. As of the Execution Date, Licensee is a corporation duly organized under the laws of the State of Delaware and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement. Exhibit D (in the form initially attached hereto) lists all Affiliates of Licensee as of the Execution Date. Licensee shall provide written notice to CanBas in the case of new Affiliates or changes to existing Affiliates, and Exhibit D shall be amended accordingly.

12.2.2.           No Debarment. As of the Execution Date, neither Licensee nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA. Neither Licensee nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform CanBas in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Licensee’s Knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing services hereunder.

12.3                        Additional Representations, Warranties and Covenants of CanBas. CanBas represents, warrants and covenants to Licensee that:

12.3.1.           Organization. As of the Execution Date, CanBas is a corporation duly organized under the laws of Japan and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement. Exhibit B (in the form initially attached hereto) lists all Affiliates of CanBas as of the Execution Date.

12.3.2.           No Debarment. As of the Execution Date, neither CanBas nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA.

Neither CanBas nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act or who is the subject of a conviction described in such section. CanBas shall inform Licensee in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to CanBas’s Knowledge, is threatened, relating to the debarment or conviction of CanBas or any Person performing services hereunder.

12.3.3.           No Misappropriation or Infringement. As of the Execution Date, to CanBas’s Knowledge, except as previously and expressly disclosed to Licensee, (i) the issued Valid Claims included in the CanBas Patents are not invalid or unenforceable, (ii) there is no pending litigation which alleges, and CanBas has not received any written communication alleging, that CanBas’s or its Affiliates’ activities with respect to the CanBas Patents, the Licensed Compound or the Licensed Product have infringed or misappropriated any Patents or any Intellectual Property Rights of any Third Party, (iii) the conception and reduction to practice of the CanBas Patents have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party, (iv) no Third Party has infringed any CanBas Patents, and (v) all fees required to be paid by CanBas in order to maintain the CanBas Patents have been paid to date, and none of such CanBas Patents have been abandoned or cancelled for failure to prosecute or maintain them. As of the Execution Date, CanBas has disclosed to Licensee all Patents known to CanBas that the Exploitation of the Licensed Compound or the Licensed Product would infringe.

12.3.4.           Owned Patents; No Encumbrance. As of the Execution Date, (i) CanBas has not, nor has any of its Affiliates, previously assigned, transferred, licensed, conveyed or otherwise encumbered any of its, or its Affiliates’, right, title or interest in or to the CanBas Patents or CanBas Know-How, (ii) none of the CanBas Patents or CanBas Know-How is subject to any security interest, lien or other encumbrance, and (iii) there are no CanBas Licensees or CanBas Distributors. As of the Execution Date, Exhibit A is a complete and accurate list of all Patents owned or otherwise Controlled by CanBas and its Affiliates that would be infringed by Licensee’s (or its Affiliates’) Development, Commercialization, manufacture, use, sale, offer for sale or importation of the Licensed Compound or the Licensed Product, absent the licenses granted herein. As of the Execution Date, CanBas is the sole and exclusive owner of all right, title and interest in and to the CanBas Patents, including that CanBas has obtained any and all Patent assignments and inventor signatures relating thereto, none of the CanBas Patents, CanBas Know-How or Regulatory Documentation subject to the license grants in Section 6.1 is in- licensed by CanBas or any of its Affiliates, and the grant, use or practice of the licenses granted in Section 6.1 will not trigger any payment obligations of CanBas or any of its Affiliates. None of the CanBas Patents are the subject of any interference, opposition, re-examination or re-issue proceeding as of the Execution Date.

12.3.5.           No Encumbrance or Inconsistent Grants. CanBas agrees not to, and agrees to cause its Affiliates and CanBas Licensees not to (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the CanBas Patents or CanBas Know-How or any Regulatory Documentation that is subject to the licenses granted in Section 6.1, (ii) grant any license or other right, title or interest in or to any of the foregoing in any manner, or (iii)

agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to any of the foregoing, in each case (clauses (i) to (iii)) to the extent that such action would be inconsistent with the licenses and other rights granted to Licensee and its Affiliates under this Agreement.

12.3.6.           Material Adverse Information. As of the Execution Date, there are no scientific or clinical facts known to CanBas or any of its Affiliates that would materially and adversely affect the safety or efficacy of the Licensed Compound or Licensed Product that have not been disclosed to Licensee by CanBas.

12.4                        DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 12.1, 12.2 AND 12.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.5                        Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided that each Party shall remain responsible and liable for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection therewith.

ARTICLE XIII
INDEMNITY

13.1                        Indemnification of CanBas. Licensee shall indemnify CanBas, its Affiliates and their respective directors, officers, employees, licensors and agents, and their respective successors, heirs and assigns, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the material breach by Licensee of any term of this Agreement or any violation by Licensee or any of its Affiliates of Applicable Law; (b) any gross negligence or willful misconduct on the part of Licensee in performing its obligations under this Agreement; or (c) the Development, Manufacture, Commercialization or other Exploitation by Licensee or its Affiliates or any Sublicensees or Distributors of the Licensed Compound or the Licensed Product, including any such Third Party Claims relating to any alleged infringement or misappropriation of Patents or Intellectual Property Rights, except in each case (clauses (a) - (c)) for those Losses as to which CanBas has an obligation to indemnify Licensee pursuant to Section 13.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that Licensee shall not be obligated to indemnify CanBas for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of CanBas or any of its Affiliates, CanBas Distributors or CanBas Licensees.

13.2                        Indemnification of Licensee. CanBas shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the material breach by CanBas of any term of this Agreement or any violation by CanBas or any of its Affiliates of Applicable Law; (b) any gross negligence or willful misconduct on the part of CanBas in performing its obligations under this Agreement; or (c) the Development, Manufacture, Commercialization or other Exploitation by CanBas or its Affiliates, CanBas Distributors or CanBas Licensees of the Licensed Compound or the Licensed Product, including any such Third Party Claims relating to any alleged infringement or misappropriation of Patents or Intellectual Property Rights, except in each case (clauses (a) - (c)) for those Losses for which Licensee has an obligation to indemnify CanBas pursuant to Section 13.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that CanBas shall not be obligated to indemnify Licensee for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of Licensee or any of its Affiliates, Sublicensees or Distributors.

13.3                        Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents, or their respective successors, heirs and assigns, shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 13.1 or 13.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

13.4                        Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 13.4.1, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

13.4.1.           Right to Participate in Defense. Without limiting Section 13.4 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.4 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

13.4.2.           Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.

13.4.3.           Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified

Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

13.4.4.           Expenses. Except as provided above in this Section 13.4, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.5                        Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE AND INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR WITH RESPECT TO LICENSEE, ITS SUBLICENSEES OR DISTRIBUTORS, OR WITH RESPECT TO CANBAS, THE CANBAS DISTRIBUTORS OR CANBAS LICENSEES), OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 13.1 OR 13.2, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, INCLUDING WITH RESPECT TO ANY LIABILITY ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT OR LICENSED COMPOUND UNDER THIS AGREEMENT, (b) THE PRACTICE OF THE CANBAS PATENTS, CANBAS KNOW-HOW, (c) REFERENCE TO THE REGULATORY DOCUMENTATION OR THE DRUG MASTER FILE, OR (d) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

13.6                        Insurance. Each Party shall have and maintain such types and amounts of liability insurance covering the Manufacture, development, use and sale of the Licensed Compound or the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE XIV
TERM AND TERMINATION

14.1                        Term. This Agreement shall take effect upon the last date written below (the “Effective Date”) and shall continue in each country in the Territory (on a country-by-country basis) until such time as Licensee no longer owes any royalty payments under this Agreement with respect to such country, unless earlier terminated by mutual agreement of the Parties, or otherwise in accordance with this ARTICLE XIV.

14.2                        Termination for Material Breach. In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party

(the “Complaining Party”) may have, the Complaining Party may terminate this Agreement in its entirety upon * prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided, however, that the Notice Period shall be * in the case of a material breach by Licensee of its Diligence Obligations, subject to the condition that Licensee shall commence action to cure such breach within * after receipt of such notice and shall diligently continue such actions thereafter. Notwithstanding the foregoing, the Notice Period shall be * in the case of any payment breach by Licensee. Such termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach during the Notice Period; provided, however, that such termination shall not become effective at the end of the Notice Period (i) in the case of a payment breach, if the Breaching Party pays any undisputed portion of such payment and initiates the dispute resolution process under Section 15.6 with respect to the balance of such payment during the Notice Period, or (ii) in the case of any other breach (including of the Diligence Obligations), if the dispute resolution process set forth in Section 15.6 has been initiated, and in each case ((i) and (ii)) the Breaching Party shall have the right to cure any such material breach, if any, still outstanding at the end of such process for a period equal in duration to the cure period specified above, less the elapsed time between the receipt of notice of termination and the initiation of such dispute resolution process.  For the avoidance of doubt, the dispute resolution process in this context refers only to the * period of time provided to the Chief Executive Officer of CanBas and the Chief Executive Officer of Licensee for resolution and not to arbitration proceedings. The Parties acknowledge and agree that the failure by Licensee to use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Product pursuant to Sections 2.1.4 and 5.1.2 (collectively, the “Diligence Obligations”), respectively, for a period of more than *, and expressly including failure to meet any Reference Milestones for a period of more than * immediately following the relevant Reference Date, shall constitute a material breach of this Agreement. In the event of a Material Breach due to failure to meet a Reference Milestone and/or Reference Date where such References Date and/or Reference Milestone has not been amended pursuant to Section 2.1.3, Licensee may extend the relevant Reference Date once only by up to * by paying to CanBas a one-time upfront fee in cash calculated at $* USD per month (e.g., $* if the Reference Date is extended by * (*) months). Termination of this Agreement by CanBas under this Section 14.2 shall be on a country-by-country and Licensed Product-by-Licensed Product basis (and not for this Agreement as a whole) if the material breach giving rise to termination is reasonably specific to one or more countries or one or more Licensed Products (e.g., a royalty dispute for one Licensed Product in one or more countries).

Upon termination, the Breaching Party shall cease any activity under this Agreement and each Party shall return as soon as reasonably practicable all Confidential Information received from the other Party (provided that one archival copy may be retained solely for such Party to monitor its compliance with its obligations under this Agreement); provided, however, that such Confidential Information shall not include CanBas’s return of information related to Development or use for Development inside and outside the Territory.

The licenses granted to CanBas under Section 6.1 shall survive such termination and shall stay in full force and effect. Licensee agrees to transfer any INDs, API, and supporting data at no cost to CanBas.

*Confidential material redacted and filed separately with the Commission.

In order to ensure the smooth transition of the development and/or commercialization of any Licensed Compound or Licensed Product from Licensee to CanBas or a Third Party designated by CanBas, promptly after receipt by either Party of written notice, representatives of Licensee and CanBas will meet to negotiate in good faith the terms of a transition plan with respect to all then-current as well as planned activities relating to Licensed Compounds and Licensed Products.

Notwithstanding the foregoing, if there will be any ongoing clinical trials in the Territory at the termination of this Agreement due to the reasons attributable to Licensee, Licensee shall, if so requested by CanBas, use Commercially Reasonable Efforts to complete such ongoing clinical trials notwithstanding the termination of this Agreement, provided that CanBas shall fund all activities and costs associated with such completion (expressly excluding any and all costs incurred by Licensee prior to the termination of this Agreement, which shall be borne by Licensee) and shall indemnify Licensee from any and all claims arising out of such activities, and further provided that Licensee shall have no obligation to complete such trials if (i) the termination of this Agreement was for reasons related to the safety of any Licensed Compound or Licensed Product or (ii) the protocol of the clinical trial clearly allows early termination, in which case Licensee shall have the obligation to complete such trials until the time of such early termination.

14.3                        Termination by Licensee

14.3.1.           Without Cause. Licensee may terminate the Agreement for any or no reason, upon sixty (60) days’ prior written notice to CanBas. Upon such a termination, Licensee shall cease any activity under this Agreement and each Party shall return as soon as reasonably practicable all Confidential Information received from the other Party (provided that one archival copy may be retained solely for such Party to monitor its compliance with its obligations under this Agreement); provided, however, that such Confidential Information shall not include CanBas’s return of information related to Development or use for Development inside and outside the Territory. Further, the licenses granted to CanBas under Section 6.1 shall survive such termination and shall stay in full force and effect. Licensee agrees to transfer any INDs, API, and supporting data at no cost to CanBas.

In order to ensure the smooth transition of the Development and/or Commercialization of any Licensed Compound or Licensed Product from Licensee to CanBas or a Third Party designated by CanBas, promptly after receipt by CanBas of such written notice, representatives of Licensee and CanBas will meet to negotiate in good faith the transition plan with respect to all then-current as well as planned activities relating to Licensed Compounds and Licensed Products.

Notwithstanding the foregoing, if there will be any ongoing clinical trials in the Territory at the termination of this Agreement due to the reasons attributable to Licensee (including termination by Licensee pursuant to Section 14.3.1), Licensee shall, if so requested by CanBas, use Commercially Reasonable Efforts to complete such ongoing clinical trials notwithstanding the termination of this Agreement, provided that CanBas shall fund all activities and costs associated with such completion (expressly excluding any and all costs incurred by Licensee prior to the termination of this Agreement, which shall be borne by Licensee) and shall indemnify Licensee from any and all claims arising out of such activities, and further provided that Licensee shall have no obligation to complete such trials if (i) the termination of this Agreement was for reasons related to the safety of any Licensed Compound or Licensed Product or (ii) the protocol of the clinical trial clearly allows early termination, in which case Licensee shall have the obligation to complete such trials until the time of such early termination.

14.3.2 *.

14.4                        Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or CanBas or their Affiliates are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Affiliates, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or such foreign counterpart, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non- subject Party’s or its Affiliates’ possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

14.5                        Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may otherwise be available in law or equity.

14.6                        Accrued Rights; Surviving Obligations.

14.6.1.                   Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

*Confidential material redacted and filed separately with the Commission.

14.6.2. Survival.    Sections 7.9, 7.10, 7.11, 14.6.2, 15.5, 15.6, 15.7, 15.10 and 15.11 and ARTICLES VIII, XI and XIII shall survive the termination or expiration of this Agreement for any reason in accordance with their terms. Except as otherwise expressly provided in this ARTICLE XIV or elsewhere hereunder, upon expiration or termination of this Agreement, all rights and obligations of the Parties shall cease.

ARTICLE XV

MISCELLANEOUS

15.1                        Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such force majeure event lasts for more than ninety (90) days, such other Party shall have the right to terminate this Agreement upon sixty (60) days written notice to the non-performing Party.

15.2                        Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

15.3                        Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may, without such consent, assign or transfer this Agreement and its rights and obligations hereunder to an Affiliate, or to a successor entity or acquirer in the event of a merger or consolidation (by operation of law or otherwise) or sale of all or substantially all of the assets of such Party to which this Agreement relates; provided, further, that in the event of an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. In the event that a Party assigns this Agreement, or this Agreement is transferred by operation of law, to a successor entity or acquirer in the event of a merger, consolidation or sale of all or substantially all of such Party’s assets, the assignee or transferee shall assume all obligations of such Party hereunder.  In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

15.4                        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

15.5                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, however, that any dispute relating to the scope, validity, enforceability or infringement of any legal rights in any Patent or Intellectual Property Rights shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction in which such right(s) apply. The Parties agree to exclude the application to this Agreement of (i) the United Nations Convention on Contracts for the International Sale of Goods, (ii) the 1974 Convention on the Limitation Period in the International Sale of Goods, and (iii) the Protocol amending the 1974 Convention on the Limitation Period in the International Sale of Goods, done at Vienna April 11, 1980, each as amended or restated.

15.6                        Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), other than for matters addressed by Sections 7.9 and 7.10, then either Party shall have the right to refer such Dispute to the Chief Executive Officer of CanBas and the Chief Executive Officer of Licensee who shall confer on the resolution of the issue. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of an issue within thirty (30) days after such issue was first referred to them, then all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Tokyo, Japan in the case Licensee files the request for arbitration and New York, NY in the case CanBas files the request for arbitration. The language of the arbitration shall be English. Notwithstanding any of the foregoing in this Section 15.6, Licensee and its Affiliates and Sublicensees shall have the right to continue their Development and Commercialization of Licensed Compound and Licensed Product during the pendency of any Dispute resolution process described above.

15.7                        Notices.

15.7.1.                   Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.7. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by electronic transmission (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by electronic transmission shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 15.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms and conditions of this Agreement.

15.7.2.                   Address for Notice.

If to Licensee, to:

Stemline Therapeutics, Inc.

750 Lexington Ave., 11th Floor

New York, NY  10022

Attention: Chief Executive Officer

with a required copy to:

Goodwin Procter, LLP

Exchange Place

Boston, MA 02109 USA

Attention: Christopher Denn, Esq.

If to CanBas, to:

CanBas Co., Ltd.

2-2-1 Otemachi, Numazu City

Shizuoka 410-0801 Japan

Attention:

with required copies to:

CanBas Co., Ltd.

Legal Department

2-2-1 Otemachi, Numazu City

Shizuoka 410-0801 Japan

Attention:

15.8                        Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.9                        English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.10                 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE XI are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE XI may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE XI, the non- breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non- breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

15.11                 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.12                 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

15.13                 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.14                 Relationship of the Parties. It is expressly agreed that CanBas, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CanBas, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.15                 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signature.

15.16                 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

15.17                 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

CANBAS, CO. LTD		STEMLINE THERAPEUTICS, INC.

By:	/s/	By:	/s/ Ivan Bergstein, M.D.

Name:		Name:	Ivan Bergstein, M.D.

Title:		Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

CANBAS PATENTS

*

*Confidential material redacted and filed separately with the Commission.

A-1

CANBAS TRADEMARKS

NONE

A-2

EXHIBIT B

AFFILIATES OF CANBAS

NONE

B-1

EXHIBIT C

STEMLINE TRADEMARKS

NONE

C-1

EXHIBIT D

AFFILIATES OF STEMLINE

NONE

D-1

EXHIBIT E

*

*Confidential material redacted and filed separately with the Commission.

E-1

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1

ARTICLE II - DEVELOPMENT AND REGULATORY MATTERS		11

2.1	Development of the Licensed Product	11

2.2	Regulatory Matters in the Territory	13

2.3	Disclosures	14

ARTICLE III - MANUFACTURING AND SUPPLY		15

3.1	Manufacturing Development	15

3.2	Supply	15

ARTICLE IV - COMMERCIALIZATION		16

4.1	Commercialization of the Licensed Product	16

4.2	Promotional Materials and Activities	16

5.3	Unauthorized Sales	16

5.4	Reporting	17

4.5	Cooperation	17

ARTICLE V - GRANT OF RIGHTS		18

6.1	Grants to Licensee	18

6.2	Retention of Rights	18

6.3	Sublicenses	18

6.4	Use of Trademarks and Corporate Names	19

ARTICLE VI - CONSIDERATION		20

7.1	Payments	20

7.2	Royalties	22

7.3	Royalty Term	23

7.4	Royalty Payments	23

7.5	Royalty Statements	23

7.6	Mode of Payment	23

7.7	Taxes	23

7.8	Financial Records	24

7.9	Audit	24

7.10.	Audit Dispute	25

7.11	Confidentiality	25

6.12	Blocked Payments	25

ARTICLE VII - INTELLECTUAL PROPERTY		25

8.1	Ownership of Intellectual Property	25

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8.2	Maintenance and Prosecution of Patents and Trademarks	26

8.4	Enforcement of Patents and Trademarks	27

8.5	Potential Third Party Rights	29

ARTICLE VIII - COMPLAINTS AND ADVERSE EVENT REPORTING		30

9.1	Adverse Event Reporting	30

9.2	Pharmacovigilance	30

ARTICLE IX - PRODUCT RECALLS		31

10.1	Notification and Recall	31

10.2	*	31

ARTICLE X - CONFIDENTIALITY AND NON-DISCLOSURE		31

11.1	Confidentiality Obligations	31

11.2	Permitted Disclosures	32

11.3	Use of Name	33

11.4	Press Releases	33

11.5	Patient Information	33

11.6	Publications	34

ARTICLE XI - REPRESENTATIONS, WARRANTIES AND COVENANTS		34

12.1	Representations and Warranties	34

12.2	Additional Representations, Warranties and Covenants of Licensee	35

12.3	Additional Representations, Warranties and Covenants of CanBas	35

12.4	Disclaimer of Warranty	37

12.5	Performance by Affiliates	37

ARTICLE XII - INDEMNITY		37

13.1	Indemnification of CanBas	37

12.2	Indemnification of Licensee	38

13.3	Notice of Claim	38

13.4	Control of Defense	38

13.5	Limitation on Damages and Liability	40

13.6	Insurance	40

ARTICLE XIII - TERM AND TERMINATION		40

14.1	Term	40

14.2	Termination for Material Breach	40

14.3.1	Without Cause	42

14.4	Rights in Bankruptcy	43

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13.8	Accrued Rights; Surviving Obligations	43

ARTICLE XIV - MISCELLANEOUS		44

14.1	Force Majeure	44

14.2	Export Control	44

14.4	Assignment	44

14.5	Severability	45

14.6	Governing Law	45

14.7	Dispute Resolution	45

14.8	Notices	46

14.9	Entire Agreement	47

14.10	English Language	47

14.11	Equitable Relief	47

14.12	Waiver and Non-Exclusion of Remedies	47

14.13	No Benefit to Third Parties	47

14.14	Further Assurance	47

14.15	Relationship of the Parties	48

14.16	Counterparts	48

14.17	References	48

14.18	Construction	48

iii